Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Aramark:

We consent to the incorporation by reference in the registration statements (No. 333-192775 and 333-192776), both on Form S-8, of Aramark of our report dated December 2, 2014, with respect to the consolidated balance sheets of Aramark and subsidiaries as of October 3, 2014 and September 27, 2013, and the related consolidated statements of income, comprehensive income, cash flows and stockholders’ equity for each of the fiscal years ended October 3, 2014, September 27, 2013 and September 28, 2012, and the related financial statement schedule, which report appears in the October 3, 2014 annual report on Form 10-K of Aramark and subsidiaries.
/s/    KPMG LLP

Philadelphia, Pennsylvania
December 2, 2014